Exhibit 99.1

Modular Medical Appoints James “Jeb” Besser as Chief Executive Officer

Lynn Vos to remain on board of directors

Besser brings 25 years of experience in life sciences, technology, capital markets

Company reaffirms timeline for 510(k) submission of MODD1 insulin pump to FDA

SAN DIEGO, CA, February 24, 2022 (ACCESSWIRE) — Modular Medical, Inc. (the “Company” or “Modular Medical”)(Nasdaq: MODD) today announced that its board of directors has appointed James “Jeb” Besser as Chief Executive Officer. Besser, a company development and capital markets veteran, has served 23 years as managing member of Manchester Management LLC, the Company’s largest outside shareholder and development partner since its inception. Lynn Vos, the Company’s CEO since August of 2021, will remain on the board of directors of the Company and continue an active role in the marketing and commercialization strategy for the Company, as the Company focuses on preparing and submitting to the FDA a 510(k) application for its next generation MODD1 insulin pump. The Company anticipates this submission to take place during Q2 of this year.

“Having been involved with the development of Modular Medical since its inception, I believe strongly in the Company and its mission to expand access to wearable insulin delivery technology,” said Besser. “This is a very exciting time in our lifecycle, and I would like to thank Lynn Vos for her role in managing the recent capital raise and Nasdaq uplist and for helping round out our board. I look forward to working with her going forward.”

“Modular Medical is now positioned with a focused team and the innovative technology to make a meaningful impact on the lives of people with diabetes. I was honored to step into the CEO role to help achieve the foundational work to set the Company upon this path,” said Vos. “I look forward to continuing to serve on the board of directors and to working with the Company on marketing and product positioning.”

Before joining the Company, Besser, 46, has served 23 years as managing member of Manchester Management LLC, the Company’s largest outside shareholder. He brings with him 25 years of U.S. public equity and capital markets experience, with a focus in life sciences and technology. Besser has provided long term strategic planning, due diligence and business development strategy, and investor relations guidance to over 100 public companies. He has been actively involved in developing the Company’s development and commercial strategy since 2017.

“The Board and I wish to thank Lynn for her leadership during this period of transition, and we are confident that Jeb is the right person to build on our current momentum and to take the Company to its next stage,” said Modular Medical founder, Paul DiPerna. “He is a seasoned leader with significant experience working with the public markets, planning strategy for development stage companies, and delivering value to shareholders. We are pleased to have him as our next CEO.”

About Modular Medical, Inc.

Modular Medical, Inc. (NASDAQ: MODD) intends to launch the first next generation of insulin delivery technology that will be both affordable and simple enough to learn and use to transform the insulin pump market into a mass market. Our patented technologies will eliminate the tradeoff between complexity and efficacy and seek to set new standards for insulin dosing that most closely mimics nature. Our mission is to improve access to the highest standards of glycemic control for people with diabetes taking it beyond “superusers” and providing “diabetes care for the rest of us.”

More information is available at https://modular-medical.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Modular Medical desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements primarily on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements, include the Company’s expectations with respect to the Risk Factors contained within its filings with the SEC, including its Annual Report on Form 10-K for the year ended March 31, 2021. Any forward-looking statement made by the Company herein speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. Modular Medical undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

All trademarks mentioned herein are the property of their respective owners.

CONTACT:
Jeb Besser
Chief Executive Officer
Modular Medical, Inc.
+1 (617) 399-1741
IR@modular-medical.com

SOURCE: Modular Medical, Inc.